The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Basket: The notes are linked to an unequally weighted basket consisting of the following: • the S&P 500 ® Index ; • the TOPIX ® Index; and • the EURO STOXX 50 ® Index (each an “Index” and together, the “Indices”). Pricing Date: March 22, 2024 Observation Date: March 23, 2027 Maturity Date: March 29, 2027 Upside Leverage Factor: At least 1.10* Best Performing Index Weighting: 50.00% Second Best Performing Index Weighting: 30.00% Least Performing Index Weighting: 20.00% Buffer Amount: 10.00% Payment At Maturity: If the Final Basket Value is greater than the Initial Basket Value, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Basket Return î Upside Leverage Factor) If the Final Basket Value is equal to the Initial Basket Value or is less than the Initial Basket Value by up to the Buffer Amount, you will receive the principal amount of your notes at maturity. If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Basket Return + Buffer Amount)] If the Final Basket Value is less than the Initial Basket Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity. Basket Return: (Final Basket Value – Initial Basket Value) Initial Basket Value Initial Basket Value: Set equal to 100 on the Pricing Date Final Basket Value: The closing level of the Basket on the Observation Date Closing Level of the Basket: 100 î [1 + (Best Performing Index Weighting î Index Return of Best Performing Index) + (Second Best Performing Index Weighting î Index Return of Second Best Performing Index) + (Least Performing Index Weighting î Index Return of Least Performing Index)] Best Performing Index: The Index with the highest Index Return Second Best Performing Index: The Index with the second highest Index Return Least Performing Index: The Index with the lowest Index Return CUSIP: 48134WH59 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134WH59 / doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $940.00 per $1,000 principal amount note. For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. *The actual Upside Leverage Factor will be provided in the pricing supplement and will not be less than 1.10. ** Reflects Upside Leverage Factor equal to the minimum Upside Leverage Factor set forth herein, for illustrative purposes. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturit y p er $1,000 principal amount note to $1,000. The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would b e a ssociated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Total Return on the Notes Basket Return Final Basket Value 71.50% 65.00% 165.00 44.00% 40.00% 140.00 33.00% 30.00% 130.00 22.00% 20.00% 120.00 11.00% 10.00% 110.00 5.50% 5.00% 105.00 0.00% 0.00% 100.00 0.00% - 10.00% 90.00 - 10.00% - 20.00% 80.00 - 30.00% - 40.00% 60.00 - 50.00% - 60.00% 40.00 - 70.00% - 80.00% 20.00 - 90.00% - 100.00% 0.00 3yr Unequally Weighted Basket (SPX/ TPX / SX5E ) Buffered Return Enhanced Notes North America Structured Investments Hypothetical Total Returns**

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • The notes are subject to the risks of correlation (or lack of correlation) of the Indices. • No interest payments, dividend payments or voting rights. • We may accelerate your notes if a change - in - law event occurs. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • The notes are subject to the risks associated with non - U.S. securities with respect to the TOPIX ® Index and the EURO STOXX 50 ® Index. • The notes do not provide direct exposure to fluctuations in foreign exchange rates with respect to the TOPIX ® Index and the EURO STOXX 50 ® Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. . Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters. This material is not a product of J.P. Morgan Research Departments Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 3yr Unequally Weighted Basket (SPX/ TPX / SX5E ) Buffered Return Enhanced Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.